FINANCING AGREEMENT

Financing Agreement, dated as of May 5, 2008, by and among COMPOSITE TECHNOLOGY CORPORATION, a Nevada corporation (the “Borrower”), each subsidiary of Borrower listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder or otherwise guaranties all or any part of the Obligations, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”) and ACF CTC, L.L.C., a Delaware limited liability company, as agent for the Lenders (in such capacity, together with any successor in such capacity, the “Agent”).

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower on an expedited basis consisting of a term loan in the aggregate principal amount of $5,000,000. The proceeds of the term loan shall be used (a) for general working capital purposes of the Borrower as set forth in the Cash Forecast, and (b) to pay fees and expenses related to this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

The Loan Parties have requested that the Lenders consummate this transaction and make the Loan on an expedited basis and before the Lenders and Agent are able to complete appropriate due diligence. Accordingly, the Loan Parties recognize in particular that the Agent and the Lenders will be relying extensively upon the representations and warranties of the Loan Parties as set forth in the Loan Documents in lieu of certain customary due diligence.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold, leased, licensed, assigned or otherwise deposed of and/or services rendered or to be rendered, including accounts (as defined in the Uniform Commercial Code), general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any supporting obligations in respect of the foregoing and any proceeds arising from or relating to the foregoing.

“Action” has the meaning specified therefor in Section 12.12.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” has the meaning specified therefor in the preamble hereto.

“Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Agent’s Account” means an account at a bank designated by the Agent from time to time as the account into which the Loan Parties shall make all payments to the Agent for the benefit of the Agent and the Lenders under this Agreement and the other Loan Documents.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit F hereto or such other form acceptable to the Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Cable Critical Vendors” means the vendors identified on Schedule 1.01(B).

“Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Forecast” means a forecast of the sources and uses of cash by the Loan Parties on a weekly basis for the succeeding 13 calendar weeks, in form and substance reasonably satisfactory to the Agent. The initial Cash Forecast is attached hereto as Exhibit I.

“Change in Law” has the meaning specified therefor in Section 4.05(a).

“Closing Fee” has the meaning specified therefor in Section 2.06.

“Change of Control” means each occurrence of any of the following:

(a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 30% of the aggregate outstanding voting power of the Capital Stock of the Parent;

(b) the Borrower shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Capital Stock of each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens); or

(c) (i)  Borrower or any of its Subsidiaries consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person, or (ii) any entity consolidates or amalgamates with or merges into any of Borrower or any of its Subsidiaries in a transaction pursuant to which the outstanding voting Capital Stock of such entity is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving Borrower, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder has, directly or indirectly, acquired beneficial ownership of more than 25% of the aggregate outstanding voting Capital Stock of the Borrower or (B) in the case of any such transaction involving a Subsidiary of Borrower, the Borrower has beneficial ownership of 100% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity. Notwithstanding the foregoing, no (i) insolvency or winding up proceeding involving any of the Foreign Subsidiaries, or (ii) any transaction expressly permitted by Section 7.02(c)(ii) shall be deemed a Change of Control.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collection Account” and “Collection Accounts” have the meanings specified therefor in Section 8.01(a).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make the Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business or unsecured guarantees of any trade payables (other than trade payables owed to Cable Critical Vendors identified on Schedule 1.01(B), outstanding for more than the time periods described in the definition of Indebtedness). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contribution Agreement” means the Contribution Agreement dated as of the date hereof, among the Loan Parties, substantially in the form of Exhibit G.

“Copyright Office” means the United States Register of Copyrights, Library of Congress.

“Copyrights” has the meaning specified therefor in the Security Agreement.

“Control Agreement” means a control agreement, in form and substance satisfactory to the Agent, executed and delivered by the applicable Loan Party, the Agent and the applicable bank (with respect to a deposit account) or securities intermediary (with respect to a securities account).

“D&O Insurance” means a policy or policies of insurance protecting directors and officers of a juridical entity from liability arising from actions connected to their corporate positions.

“Default” means an event which, with the lapse of time, would constitute an Event of Default.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any (i) sales of Inventory in the ordinary course of business on ordinary business terms, (ii) licenses of general intangibles by any of the Foreign Subsidiaries in the ordinary course of such Foreign Subsidiary’s business on ordinary business terms, (iii) sales or other dispositions by a Foreign Subsidiary of obsolescent items of equipment in the ordinary course of business consistent with such Foreign Subsidiary’s past practices, (iv) the sale of the Cuxhaven Turbine owned by DeWind Turbines Limited, and (v) any transfer among the Foreign Subsidiaries of assets related to any insolvency or winding up of any of the Foreign Subsidiaries.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiaries” means the Subsidiaries of the Borrower incorporated under the laws of any jurisdiction in the United States. As of the date hereof, the Domestic Subsidiaries are CTC Cable Corporation, a Nevada corporation, CTC Towers & Poles, a Nevada corporation, Transmission Technology Corporation, a Nevada corporation, and DeWind Inc., a Nevada corporation.

“Effective Date” means the date, on or before April __, 2008, on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived and the Loan is made.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of Borrower, any of its Subsidiaries, or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, or judgment from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by Borrower or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by Borrower or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by Borrower or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by Borrower or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means “equipment” (as that term is defined in the Uniform Commercial Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” means any of the events set forth in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” means (A) shares of Common Stock issued or deemed issued to employees, consultants, attorneys, officers or directors (if in transactions with primarily non-financing purposes) of the Borrower directly or pursuant to a stock plan approved by the majority of the disinterested members of the Borrower’s Board of Directors; and (B) shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof.

“Extraordinary Receipts” means any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c) (ii) or (iii) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds other than refunds in an amount less than $1,000 in each instance of sales or use taxes or VAT refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement; provided that “Extraordinary Receipts” excludes any purchase price adjustment related to additional receipts due under a Turbine Supply Agreement for additional consideration caused by a change in Foreign Exchange Rate adjustments or commodity price increases.

“Final Maturity Date” means the earliest of (i) November 3, 2008, (ii) the date on which the Loan shall become due and payable in accordance with the terms of this Agreement, or (iii) the payment in full of all Obligations and the termination of all Commitments.

“Financial Statements” means (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended September 30, 2007, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the three (3) months ended December 31, 2007, and the related consolidated statement of operations, statement of cash flows for the three (3) months then ended.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on September 30 of each year.

“Foreign Subsidiaries” means the Subsidiaries of the Borrower incorporated under the laws of any foreign jurisdiction. As of the date hereof, the Foreign Subsidiaries are DeWind Turbines, Limited, DeWind Holding Limited, DeWind GmbH, DeWind Ltd., EU Energy Windpower, EU Energy North America, Inc., EU Energy, Inc., and E Energy Service.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Turbine Sales Proceeds” means the total contracted sales price for a D8.2 turbine (and any blade sets or towers included therewith but excluding the Sweetwater Transaction, subject to the satisfaction of the conditions set forth in the definition of Net Cash Proceeds) but, so long as entered into in good faith at arm’s length and in the ordinary course of business, excluding any funds designated for turbine service contracts or for warranty periods greater than 2 years.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (i) each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto, and each other Person that executes a Joinder Agreement and becomes a “Guarantor” hereunder, and (ii) each other Person that guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (i) the secured guaranty of each Guarantor party hereto contained in ARTICLE XI hereof, and (ii) any other guaranty, in form and substance satisfactory to the Agent, made by any Person in favor of the Agent and the Lenders, guaranteeing all or any part of the Obligations.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws which is present in the environment in such quantity or state that it contravenes or requires reporting to any Governmental Authority or any response action pursuant to any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to the Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other unsecured accounts payable incurred in the ordinary course of such Person’s business and not, with respect to trade payables owed to Cable Critical Vendors identified on Schedule 1.01(B), outstanding for more than 10 days after the date such payable was due and payable in accordance with the customary trade terms afforded such Person by such vendor); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (ix) all Contingent Obligations; and (x) all obligations referred to in clauses (i) through (ix) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Initial Tranche” has the meaning specified therefor in Section 2.02(b).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Inspections” has the meaning specified therefor in Section 4.01.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement, in form and substance satisfactory to the Agent, made by each Borrower in favor of the Agent, for the benefit of the Agent and the Lenders.

“Interest Payment Date” has the meaning specified therefor in Section 2.04(c).

“Interest Yield Protection Amount” means, as of any date of determination, the difference between (i) the aggregate cash interest and PIK Amount which would have accrued and been due and payable on the aggregate outstanding principal amount of the Loan prepaid on such date over the six (6) month term of the Loan and (ii) the aggregate cash interest and PIK Amount actually paid prior to such date by Borrower on the aggregate outstanding principal amount of the Loan prepaid on such date (excluding any amounts paid by Borrower at the Post-Default Rate).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit C, duly executed by a Subsidiary of the Borrower made a party hereto pursuant to Section 7.01(b).

“Lease” means any lease of real property to which the Borrower or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means, collectively, the loans made by the Lenders to the Borrower on the Effective Date pursuant to Section 2.01.

“Loan Account” means an account maintained hereunder by the Agent on its books of account at the Payment Office and, with respect to the Borrower, in which the Borrower will be charged with the Loan made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, any Guaranty, any Security Agreement, any Pledge Agreement, any UCC Filing Authorization Letter, any Joinder Agreement, the Intercompany Subordination Agreement, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing the Loan or any other Obligation.

“Loan Party” means the Borrower and any Guarantor.

“Lockbox Bank” has the meaning specified therefor in Section 8.01(a).

“Lockboxes” has the meaning specified therefor in Section 8.01(a).

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties or condition (financial or otherwise) of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of the Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Agent for the benefit of the Agent and the Lenders on any of the Collateral.

“Material Contract” means, with respect to any Person, (i) each contract or agreement in effect from time to time to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $250,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (ii)  all other contracts or agreements in effect from time to time that are material to the business, operations, condition (financial or otherwise), performance, or properties of such Person and its Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower, any of its Subsidiaries, or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 7.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid or payable to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid or payable by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid or payable to a Person that, except in the case of out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof. Notwithstanding the foregoing, any cash received by a Loan Party in respect of the Sweetwater Transaction shall not constitute Net Cash Proceeds as long as (i) the aggregate cash proceeds thereof exceed $1,000,000 and (ii) such proceeds are received within 90 days following the Effective Date. If such conditions are not met, the Loan Parties shall effect prepayment of the Loan with the Net Turbine Nacelle Sales Proceeds from the Sweetwater Transaction in accordance with Section 2.05(c)(v).

“Net Turbine Nacelle Sales Proceeds” means the Gross Turbine Sales Proceeds reduced by (i) any contractually required cash warranty reserves, (ii) any reasonable sales expenses or commissions for the sale of the turbine, (iii) $450,000 if the Loan Party sells a D8.2 blade set with the nacelle unit, and (iv) $300,000 plus shipping charges if the Loan Party sells a D8.2 turbine tower with the D8.2 turbine nacelle unit.

“New Lending Office” has the meaning specified therefor in Section 2.08(d).

“Non-Consenting Lender” has the meaning specified therefor in Section 12.07(j).

“Non-U.S. Lender” has the meaning specified therefor in Section 2.08(d).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agent and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Other Taxes” has the meaning specified therefor in Section 2.08(b).

“Participant Register” has the meaning specified therefor in Section 12.07(g).

“Payment Office” means the Agent’s office located at 570 Lexington Avenue, 40th Floor, New York, New York 10022, Attention: Gurdev Dillon, or at such other office or offices of the Agent as may be designated in writing from time to time by the Agent to the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Indebtedness” means:

(a) any Indebtedness owing to the Agent or any Lender under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification; and

(c) Indebtedness evidenced by Capitalized Lease Obligations entered into by a Loan Party in order to finance Capital Expenditures made by the Loan Parties for additional Equipment subsequent to the Effective Date (but not for replacement or maintenance Capital Expenditures), which Indebtedness does not exceed $3,000,000 at any time outstanding.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within one year from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (not in excess of $250,000 at any time and other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a); provided, that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with clause (b) of the definition of Permitted Indebtedness;

(e) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(f) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by Borrower or any of its Subsidiaries in the normal conduct of such Person’s business;

(g) Liens on real property or Equipment securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;

(h) Liens resulting from any judgment, order or award that does not give rise to an Event of Default under Section 9.01(j);

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; and

(j) Liens on specified items of Inventory purchased after the Effective Date with the proceeds of a customer deposit and under construction and being sold to such customer; provided that the amount of Indebtedness secured by such Lien shall not exceed the amount of customer deposit received from the purchaser benefited by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“PIK Amount” has the meaning specified therefore in Section 2.04(c).

“Plan” means any Employee Plan or Multiemployer Plan.

“Pledge Agreement” means a Pledge and Security Agreement made by a Loan Party in favor of the Agent for the benefit of the Agent and the Lenders, substantially in the form of Exhibit B, securing the Obligations and delivered to the Agent.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 5.0%.

“Pro Rata Share” means the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the Total Commitment, provided that if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Loan and the denominator shall be the aggregate unpaid principal amount of the Loan.

“Register” has the meaning specified therefor in Section 12.07(d).

“Registered Loan” has the meaning specified therefor in Section 12.07(d).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares aggregate at least 50.1%.

“Responsible Officer” means the chief executive officer, chief financial officer, chief operating officer, controller, treasurer, vice president, division manager, or any other Person performing comparable duties generally associated with any of the foregoing titles, of the Borrower or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Second Tranche” has the meaning specified therefor in Section 2.02(b).

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Security Agreement” means a Security Agreement made by a Loan Party in favor of the Agent for the benefit of the Agent and the Lenders, substantially in the form of Exhibit A, securing the Obligations and delivered to the Agent.

“Software” means any computer programs and computer systems (including all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form) sold, marketed, distributed, licensed or maintained by the Borrower or any of its Subsidiaries, and any computer programs necessary for the conduct of the Borrower’s and its Subsidiaries’ business as currently conducted.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of Borrower or any of its Subsidiaries the terms of which are satisfactory to the Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such entity under the Loan Documents (i) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agent and the Required Lenders, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agent and the Required Lenders.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Sweetwater Transaction” has the meaning specified therefor in Section 5.01(d).

“Taxes” has the meaning specified therefor in Section 2.08(a).

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes Borrower or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code with respect to any Plan, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Total Commitment” means the sum of the amounts of the Lenders’ Commitments.

“Transactions” means the transactions contemplated by the Loan Documents.

“Transferee” has the meaning specified therefor in Section 2.08(a).

“Transfer Pricing Policy” has the meaning specified therefor in Section 6.01(jj).

“UCC Filing Authorization Letter” means a letter duly executed by Borrower authorizing the Agent to file appropriate financing statements on Form UCC-1 without the signature of Borrower in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be created by the Security Agreement, and the Pledge Agreement.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“WARN” has the meaning specified therefor in Section 6.01(z).

“Warrants” has the meaning specified therefor in Section 5.01(d)(xxiii).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Agent may otherwise determine.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOAN

Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make the Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Commitment. Any principal amount of the Loan which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loan. i) The Loan under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make the Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make the Loan requested hereunder, and each Lender shall be obligated to make the Loan required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(b) In the event Borrower shall not have satisfied all conditions precedent to effectiveness as set forth in Section 5.01, Agent shall effect the disbursement of the proceeds of the Loan in two tranches. The first tranche shall be in the amount of $2,500,001 (the “Initial Tranche”) and the second tranche shall be in the amount of $2,499,999 (the “Second Tranche”). Provided that no Default or Event of Default shall have occurred, Borrower may request disbursement of and Agent will disburse the Second Tranche upon satisfaction of the conditions subsequent set forth in Section 5.02 (except for such conditions specifically identified to the contrary in Section 5.02 or the letter identified in Section 5.02(d)). Funding of the Initial Tranche and the Second Tranche by the Lenders shall be based on the Lenders’ Pro Rata Shares thereof.

(c) At Agent’s request, in the event Borrower intends to distribute any proceeds of the Loan to any Subsidiary, Borrower shall so advise Agent and instruct Agent to remit such funds directly to such Subsidiary.

Section 2.03 Repayment of Loan; Evidence of Debt.

(a) The outstanding principal of the Loan shall be due and payable on the Final Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Agent shall maintain accounts in which it shall record (i) the amount of the Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(e) The Loan made by each Lender shall be evidenced by a promissory note in substantially the form of Exhibit H. The Borrower shall execute and deliver to each Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

Section 2.04 Interest.

(a) Loan. The Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Loan until such principal amount becomes due, at a rate per annum equal to 17%.

(b) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, the Loan, fees, indemnities or any other Obligations of the Borrower and its Subsidiaries under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate, all of which shall be payable in cash. The application of the Post-Default Rate shall relate back to the date the underlying Default first occurred.

(c) Interest Payment. Interest on the Loan at a per annum rate equal to 17% shall be payable in cash (except as set forth below), monthly, in arrears, on the first day of each month (each an “Interest Payment Date”), commencing on the first day of the month following the month in which the Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. At the Borrower’s option, Borrower may cause a portion of the cash interest otherwise payable in respect of the Loan to be capitalized and added to the principal amount of the Loan. Such option may be exercised by Borrower only at such times as no Event of Default shall have occurred and be continuing. Upon the proper exercise of such option, interest on the Loan at a per annum rate equal to 12% shall be payable in cash and interest on the Loan at a per annum rate equal to 5% shall be capitalized and added as of each Interest Payment Date to the principal amount of the Loan (the “PIK Amount”). Such PIK Amount shall bear interest from the applicable Interest Payment Date at the same rate per annum and be payable in the same manner as in the case of the original principal amount of the Loan and shall otherwise be treated as principal for all purposes. From and after each Interest Payment Date, the principal amount of the Loan shall, without further action on the part of Borrower, Agent, or any Lender, be deemed to be increased by the PIK Amount so capitalized and added to principal in accordance with the provisions hereof.

(d) General. All interest on the Loan shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loan.

(a) The Total Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date (subject to Section 2.02(b)).

(b) Optional Prepayment. The Borrower may, upon at least 3 Business Days’ prior written notice to the Agent, prepay, the principal of the Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid together with Interest Yield Protection Amount (to be allocated among the Lenders in accordance with their Pro Rata Share of the outstanding principal amount of the Loan that is prepaid).

(c) Mandatory Prepayment.

(i) Immediately upon any Disposition by Borrower or its Subsidiaries pursuant to Section 7.02(c), the Borrower shall prepay the outstanding principal amount of the Loan in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Nothing contained in this subsection (i) shall permit Borrower or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c).

(ii) Upon the sale or issuance by Borrower or any of its Subsidiaries of any shares of its Capital Stock other than the Excluded Issuances, the Borrower shall prepay the outstanding amount of the Loan in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (ii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iii) Upon the receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Loan in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iv) Notwithstanding the foregoing, in connection with a receipt by Borrower or any of its Subsidiaries of insurance proceeds constituting Extraordinary Receipts pursuant to Section 2.05(c)(iii), up to $2,500,000, in the aggregate in any Fiscal Year, in each case, such proceeds shall not be required to be applied to the prepayment of the Loan on such date to the extent such proceeds are used to replace, repair or restore the properties or assets subject to the casualty event; provided that (x) no Default or Event of Default has occurred and is continuing on the date such Person receives such proceeds or on the date such proceeds are to be released to the Loan Parties pursuant to this paragraph, (y) the Borrower delivers a certificate to the Agent within 30 days after the date of such loss, destruction or taking, stating that such proceeds shall be used to replace, repair or restore any such properties or assets subject to the casualty event, within a period specified in such certificate not to exceed 120 days after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended), and (z) the Agent is notified in writing that such proceeds will be delivered to the Agent and such proceeds are deposited in an account subject to the sole dominion of the Agent until such time as such proceeds are used to replace, repair or restore the properties or assets subject to the casualty event. If all or any portion of such proceeds not so applied to the prepayment of the Loan are not used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto, such remaining portion shall be applied to the Loan in accordance with Section 2.05(c)(iii), on the last day of such specified period.

(v) Immediately upon the sale by Borrower or any of its Subsidiaries of any DeWind D8.2 wind turbine nacelles, the Borrower shall prepay the outstanding principal amount of the Loan as follows: (A) if the Net Turbine Nacelle Sales Proceeds are less than or equal to $1,000,000 per unit, such prepayment shall be in an amount equal to 100% of the Net Turbine Nacelle Sales Proceeds received by such Person in connection with such Disposition; or (B) if the Net Turbine Nacelle Sales Proceeds are greater than $1,000,000 per unit, such prepayment shall be in an amount equal to 25% of the Net Turbine Nacelle Sales Proceeds received by such Person in connection with such Disposition in excess of $1,000,000 per unit. The Borrower’s prepayment obligation under this Section 2.05(c)(v) shall be due and payable on a pro rata basis relative to the amount of the proceeds actually received by a Loan Party relative to the projected receipts from such sale transaction. The Loan Parties shall not ship any DeWind D8.2 wind turbine nacelles or related D8.2 turbine towers or blade sets without having received at least 90% of the aggregate purchase price therefor already paid in cash.

(d) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be applied first to accrued interest on the principal amount being prepaid to the date of prepayment, and thereafter to the principal being prepaid and the Interest Yield Protection Amount.

Section 2.06 Closing Fee. On or prior to the Effective Date, the Borrower shall pay to the Agent for the account of the Lenders, in accordance with their Pro Rata Shares, a non-refundable closing fee (the “Closing Fee”) equal to $150,000, which fee shall be deemed fully earned when paid. The Agent acknowledges receipt of a non-refundable work fee in the amount of $100,000, which will be credited towards fees, expenses and interest due in respect of the Loan.

Section 2.07 Intentionally Omitted.

Section 2.08 Taxes. ii) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”). Each Loan Party shall deliver to the Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver to the Agent and the Borrower two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), in each case claiming complete exemption from U.S. Federal withholding tax on payments by the Loan Parties under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms or any other forms required under applicable law within 20 days after receipt of a written request therefor from the Borrower or the Agent. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver after the date hereof any form pursuant to this Section 2.08 that such Non-U.S. Lender is not legally able to deliver.

(e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Agreement to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to the Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f) The Agent or any Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require the Agent or such Lender (or Transferee) to disclose any information the Agent or such Lender (or Transferee) deems confidential and would not, in the sole determination of the Agent or such Lender (or Transferee), be otherwise disadvantageous to the Agent or such Lender (or Transferee).

(g) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

ARTICLE III

TERM; TERMINATION

Section 3.01 Term. This Agreement shall become effective on the Effective Date and shall continue in full force and effect for a term ending on the Final Maturity Date. The foregoing notwithstanding, the Agent and the Lenders shall have the right to terminate their obligations under this Agreement in accordance with ARTICLE IX.

Section 3.02 Effect of Termination. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge any of the Loan Parties of their duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged (which for clarification purposes in this instance only, shall not include indemnification obligations as to which Agent or a Lender has not made a claim against a Loan Party) and the obligations of the Agent and the Lenders to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the obligations of the Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, the Agent will, at the Borrower’s sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of intellectual property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or reasonably advisable to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by the Agent with respect to the Obligations.

Section 3.03 Early Termination by Borrower. The Borrower has the option, at any time upon 3 Business Days’ prior written notice by the Borrower to the Agent, to terminate this Agreement by paying to the Agent in cash, the Obligations, in full, together with the Interest Yield Protection Amount (to be allocated among the Lenders in accordance with their Pro Rata Shares). If the Borrower has sent a notice of termination pursuant to the provisions of this Section, then the obligations of the Agent and the Lenders to provide credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations, in full, together with the Interest Yield Protection Amount (to be allocated among the Lenders in accordance with their Pro Rata Shares) on the date set forth as the date of termination of this Agreement in such notice.

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agent may visit any or all of the Loan Parties and/or conduct audits, inspections, appraisals, valuations and/or field examinations of any or all of the Loan Parties or any of the Collateral (all such audits, inspections, appraisals, valuations and/or field examinations are hereinafter referred to collectively as “Inspections”). The Borrower agrees to pay out of pocket costs and reasonable expenses incurred in connection with all such Inspections and the actual cost of all Inspections conducted by a third party on behalf of the Agent.

Section 4.02 Payments and Computations. The Borrower will make each payment under this Agreement not later than 3:15 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Agent’s Account. All payments received by the Agent after 3:15 p.m. (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agent and the Lenders. Except as provided in Section 2.02 and Section 4.04, after receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to the Agent or any Lender to the Agent or such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

Section 4.03 Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04 Apportionment of Payments.  Subject to Section 2.02 hereof and to any written agreements among the Agent and/or the Lenders:

(a) all payments of principal and interest in respect of the outstanding Loan, all payments of fees (other than the fees set forth in Section 2.06 hereof to the extent set forth in any written agreements among the Agent and the Lenders and the audit and collateral monitoring fee provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of the Loan, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due and payable to the Lenders until paid in full; (iii) third, ratably to pay interest then due and payable in respect of the Loan until paid in full; (iv) fourth, ratably to pay principal of the Loan until paid in full; and (v) fifth, to the ratable payment of all other Obligations then due and payable.

(c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Agent to be for the payment of any Obligations then due and payable under any provision of this Agreement.

(d) For purposes of Section 4.04(b), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, in each case, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return.  iii)  If any Lender or the Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or the Agent or any Person controlling any such Lender or the Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or the Agent or any Person controlling any such Lender or the Agent (in each case, whether or not having the force of law) (each, a “Change in Law”), shall (i) subject such Lender or the Agent, or any Person controlling such Lender or the Agent to any tax, duty or other charge with respect to this Agreement or the Loan made by such Lender or the Agent, or change the basis of taxation of payments to such Lender or the Agent or any Person controlling such Lender or the Agent of any amounts payable hereunder (except for taxes on the overall net income of such Lender or the Agent or any Person controlling such Lender or the Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Lender or the Agent or any Person controlling such Lender or the Agent or (iii) impose on such Lender or the Agent or any Person controlling such Lender or the Agent any other condition regarding this Agreement or the Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Lender or the Agent of making or agreeing to make the Loan, or to reduce any amount received or receivable by such Lender or the Agent hereunder, then, within 10 days of demand by any such Lender or the Agent, the Borrower shall pay to such Lender or the Agent such additional amounts as will compensate such Lender or the Agent for such increased costs or reductions in amount.

(b) If any Lender or the Agent shall have determined that any Change in Law, either (i) affects or would affect the amount of capital required or expected to be maintained by such Lender or the Agent or any Person controlling such Lender or the Agent, and such Lender or the Agent determines that the amount of such capital is increased as a direct or indirect consequence of the Loan made or maintained, such Lender’s or the Agent’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Lender’s or the Agent’s or such other controlling Person’s capital to a level below that which such Lender or the Agent or such controlling Person could have achieved but for such circumstances as a consequence of the Loan made or maintained, or any agreement to make the Loan, or such Lender’s or the Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s or the Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, within 10 days of demand by such Lender or the Agent, the Borrower shall pay to such Lender or the Agent from time to time such additional amounts as will compensate such Lender or the Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s or the Agent’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 4.05 shall bear interest from the date that is 10 days after the date of demand by any Lender or the Agent until payment in full to such Lender or the Agent at the per annum rate of seventeen percent (17%). A certificate of such Lender or the Agent claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or the Agent to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or the Agent’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.

ARTICLE V

CONDITIONS TO LOAN

Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agent:

(a) Payment of Fees, Etc. The Borrower shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to the Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date in all material respects as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the Loan shall not contravene any law, rule or regulation applicable to the Agent or any Lender.

(d) Delivery of Documents. The Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Effective Date:

(i) a Security Agreement, duly executed by each Loan Party;

(ii) a Pledge Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the common stock of such Loan Party’s subsidiaries and all intercompany promissory notes of such Loan Parties, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iii) the Intercompany Subordination Agreement, duly executed by each Loan Party and the Agent;

(iv) a UCC Filing Authorization Letter, duly executed by each Loan Party, together with (A) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the reasonable opinion of the Agent, desirable to perfect the security interests purported to be created by the Security Agreement and the Pledge Agreement and (B) evidence satisfactory to the Agent of the filing of such UCC-1 financing statements;

(v) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (iv) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed in writing by the Agent, shall not show any such Liens;

(vi) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(vii) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(viii) a certificate of the appropriate official(s) of the jurisdiction of organization and each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;

(ix) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;

(x) a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xi) an opinion of Richardson Patel, LLP, counsel to the Loan Parties, substantially in the form of Exhibit E;

(xii) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 5.01;

(xiii) a copy of (A) the Financial Statements and (B) the financial projections described in Section 6.01(g)(ii) hereof, certified as of the Effective Date by an Authorized Officer of Borrower as complying with the representations and warranties set forth in Section 6.01(g)(ii);

(xiv) a certificate of the chief financial officer of each Loan Party, certifying as to the solvency of such Loan Party after giving effect to the Loan, which certificate shall be satisfactory in form and substance to the Agent;

(xv) evidence of the insurance coverage required by Section 7.01 and the terms of the Security Agreement in each case, where requested by the Agent, with such endorsements as to the named insureds or loss payees thereunder as the Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Agent may request;

(xvi) a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the persons that are authorized to provide all notices under this Agreement and the other Loan Documents;

(xvii) a landlord waiver, in form and substance satisfactory to the Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule 6.01(o);

(xviii) copies of the Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Borrower, together with a certificate of an Authorized Officer of the Borrower stating that, as of the Effective Date, such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xix) such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agent, as the Agent may request with respect to the Loan Parties’ management system;

(xx) the Contribution Agreement duly executed by each Loan Party;

(xxi) information regarding proceeds from the sale and installation of the Sweetwater prototype at Texas State Technical College (the “Sweetwater Transaction”), including, without limitation, the nature and amount of all Indebtedness or other obligations secured by Liens on such assets and all benchmark dates for installation, testing, approval and payment with respect thereto;

(xxii) a bailee letter, in form and substance satisfactory to the Agent, executed by TECO Westinghouse Motor Company;

(xxiii) warrants for 2,250,000 shares of the Borrower’s common stock (the “Warrants”), which Warrants shall have a term of three (3) years and be exercisable at a 5% premium to the 20-day trailing volume weighted price as of the Effective Date (in the event Lenders fund the Loan in two tranches, warrants for 1,125,000 shares shall be issued upon funding of the Initial Tranche); and

(xxiv) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agent in form and substance, as the Agent may request.

(e) Material Adverse Effect. The Agent shall have determined, in its sole judgment, that no event or development shall have occurred since December 31, 2007, which could have a Material Adverse Effect.

(f) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loan or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(g) Proceedings; Receipt of Documents. All proceedings in connection with the Transactions and the making of the Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agent and its counsel, and the Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such counsel may reasonably request.

(h) Management Reference Checks. The Agent shall have received reference checks reasonably satisfactory to Agent (and all necessary consents with respect thereto) for, and shall have had an opportunity to meet with, key management of each Loan Party.

(i) Due Diligence. The Agent shall have completed its business, legal and collateral due diligence with respect to Borrower and any of its Subsidiaries, and the Collateral and the results thereof shall be acceptable to the Agent, in its sole and absolute discretion. Without limiting the foregoing, the Agent shall have received a quality of earnings analysis of the Loan Parties and such quality of earnings analysis and the results thereof shall be acceptable to the Agent, in its sole and absolute discretion.

(j) Financial Condition. After giving effect to the Loan to be made on the Effective Date, all material liabilities of CTC Cable Corporation shall be current. The Borrower shall deliver to the Agent a certificate of the chief financial officer of the Borrower certifying as to the matters set forth above.

Section 5.02 Conditions Subsequent to Effectiveness. The Loan Parties shall exercise good faith efforts to satisfy each condition subsequent set forth below within the applicable time frame therefor. The obligation of the Agent or any Lender to maintain the Loan after the Effective Date is subject to the fulfillment, on or before the date applicable thereto, of each condition subsequent set forth below (it being understood that (i) the failure by the Borrower to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.02):

(a) The Borrower will use its reasonable best efforts to add, within 45 days of the Effective Date, and thereafter to retain, a third independent member to its board of directors, the selection of whom shall be satisfactory to the Agent and which director shall qualify as an “independent director” as defined by NASDAQ Marketplace Rule 4350. This condition subsequent shall not be a condition to the disbursement of the Second Tranche;

(b) Concurrent with the earlier to occur of (i) the disbursement of the Second Tranche, if applicable, and (ii) the last day for satisfaction of the conditions to disbursement of the Second Tranche set forth in the side letter referenced in (d) below, Borrower shall issue the warrants for 1,125,000 shares of common stock of the Borrower on the terms described in Section 5.01(d)(xxiii);

(c) Within 10 days following the Effective Date, the Loan Parties shall establish the Lockboxes and Collection Accounts required under Section 8.01(a); and

(d) Such other conditions subsequent as may be set forth in a side letter among the Agent, the Lenders and the Loan Parties, of even date herewith.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Loan Party Representations and Warranties. Each Loan Party hereby represents and warrants to the Agent and each Lender as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, any applicable law, or any Material Contract, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required (other than those already obtained) in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document and other Transaction Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

(e) Capitalization; Subsidiaries.

(i) On the Effective Date, the authorized Capital Stock of the Borrower and the issued and outstanding Capital Stock of the Borrower are as set forth on Schedule 6.01(e).

(ii) Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of such Subsidiaries of the Borrower in existence as of the Effective Date. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens other than Liens in favor of the Agent for the benefit of the Lenders. There are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries, and no outstanding obligations of the Borrower or any of its Subsidiaries, convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrower.

(f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any their properties or any of their directors or officers before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to the Agent and each Lender, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2007, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) Borrower has heretofore furnished to the Agent and each Lender projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the fiscal period from the Effective Date through December 31, 2008, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vi). Such projections, as so updated, shall be believed by the Borrower at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Borrower, and shall have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents, or in violation in any material respect with (i) any material law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or (ii) any other Material Contract, and no Default or Event of Default has occurred and is continuing.

(i) ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agent, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has, with respect to any Employee Plan, (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. No Loan Party is engaged in any business other than as a manufacturer and vendor of electrical transmission cable conductors and wind turbines.

(m) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or has a substantial likelihood of having, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except for such non-compliance and such permits, licenses, authorizations, approvals, entitlements and accelerations, as to which (individually or in the aggregate) a Loan Party or its Subsidiaries’ failure to maintain or so comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o) Properties.

(i)  Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party and identifies the interest (fee or leasehold) of such Loan Party therein. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. True, complete and correct copies of each such Lease have been delivered to the Agent prior to the Effective Date. Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). To the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p) Full Disclosure. Each Loan Party has disclosed to the Agent all agreements, instruments and corporate or other material restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. There is no contingent liability or fact that may have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

(q) Operating Lease Obligations. On the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q).

(r) Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance in all material respects with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material other than in compliance in all material respects with Environmental Laws; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) products liability insurance in an amount not less than $12,000,000, (ii) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (iii) workmen’s compensation insurance in the amount required by applicable law, (iv) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, (v) D&O Insurance in an amount not less than $10,000,000, and (vi) such other insurance as may be required by law or as may be reasonably required by the Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t) Use of Proceeds. The proceeds of the Loan shall be used to (i) pay fees and expenses in connection with this Agreement and (ii) fund working capital of the Borrower in accordance with the sources and uses described in the Cash Forecast.

(u) Solvency. Before and after giving effect to the Loan, each of Borrower, CTC Cable Corporation, and CTC Towers & Pole Corporation, is, and on a consolidated basis are, Solvent.

(v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property;.

(i) Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all material licenses, permits, patents, patent applications, trademarks, trademark applications, trademark registrations, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party.

(ii) Except as set forth on Schedule 6.01(w):

(A) Each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and, other intellectual property rights that are necessary for the operation of its business without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(B) No slogan or other advertising device, product, process, method, substance, part or other material, or, to the best knowledge of each Loan Party, patent, now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(C) All Software sold or licensed by a Loan Party to customers (1) was authored by regular employees of such Loan Party within the scope of their employment and such Loan Party was thus the original author pursuant to the work made for hire doctrine, (2) is Software that a Loan Party licenses from providers thereof with appropriate rights to resell or sublicense to third parties, or (3) was authored by third party contractors who have agreed in writing to assign all of their rights in such Software to such Loan Party.

(D) Each Loan Party has taken reasonable measures to protect the secrecy, confidentiality and value of all its material proprietary information, trade secrets and know-how (including, without limitation, entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access thereto), and none of such material proprietary information, trade secrets and know-how has been disclosed to any Persons other than employees or contractors of the Loan Parties who had a need to know and use such material proprietary information, trade secrets and know-how in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements prohibiting unauthorized disclosure thereof.

(x) Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified (other than in accordance with Section 7.02(r)), and (iii) is not in default in any material respect due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.

(y) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(z) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(aa) Customers and Suppliers.

(i) There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (A) CTC Cable Corporation, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with CTC Cable Corporation are individually or in the aggregate material to the business or operations of CTC Cable Corporation, or (B) CTC Cable Corporation, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with CTC Cable Corporation are individually or in the aggregate material to the business or operations of CTC Cable Corporation; and there exists no present state of facts or circumstances that could reasonably give rise to or result in any such termination, cancellation, limitation, modification or change.

(ii) Except as disclosed to Agent in a letter of even date herewith, there exists no actual or, to the knowledge of any Loan Party, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (A) any Loan Party other than CTC Cable Corporation, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with such Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (B) any Loan Party other than CTC Cable Corporation, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with such Loan Party are individually or in the aggregate material to the business or operations of such Loan Party; and there exists no present state of facts or circumstances that could reasonably give rise to or result in any such termination, cancellation, limitation, modification or change.

(bb) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(bb) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(cc) Tradenames. Schedule 6.01(cc) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames, business names or similar appellations used by each Loan Party, or any of its divisions or other business units during the past 5 years.

(dd) Locations of Collateral. There is no location at which any Loan Party has any Collateral with a fair market value in excess of $100,000 (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(dd) and (ii) any other locations in the continental United States for which such Loan Party has provided notice to the Agent in accordance with Section 7.01(l) and, if necessary, a written subordination or waiver or collateral access agreement in accordance with Section 7.01(m). Schedule 6.01(dd) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(ee) Security Interests. The Security Agreement creates in favor of the Agent, for the benefit of the Agent and the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the Effective Date the filing of the UCC-1 financing statements described in Section 5.01(d)(iv) and the recording of the Collateral Assignments for Security referred to in the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject only to Liens [in favor of Hilltop and Seawind as described on Schedule 7.02(a) and] Liens described in clause (j) of the definition of Permitted Liens, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, and (ii) the recording of the Collateral Assignments for Security pursuant to the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights.

(ff) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

(gg) Representations and Warranties in Documents; No Default. All representations and warranties of the Loan Parties, for themselves or any of their Subsidiaries, set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date in all material respects). No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

(hh) Directors and Officers. None of the directors or officers of any Loan Party or any of their Subsidiaries: (i) is currently or has been the subject of an investigation by the SEC or any other Governmental Authority; (ii) has been charged with a felony of any kind or nature whatsoever; or (iii) has filed, or commenced any action in respect of a possible filing, for relief from creditors under the United States Bankruptcy Code or any other insolvency, bankruptcy or reorganization act.

(ii) Inventory. With respect to any of the Inventory of the Borrower or any of its Subsidiaries: (i) the Borrower or such Subsidiary has good, indefeasible and merchantable title to such Inventory; (ii) such Inventory is of good and merchantable quality, free from any defects that could materially adversely affect the market value of such Inventory (in the aggregate); (iii) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of that Inventory or the payment of any monies to any third party upon such sale or other disposition, and (iv) the completion of manufacture, sale or other disposition of such Inventory by Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which Borrower or any of its Subsidiaries is a party or to which such property is subject.

(jj) Transfer Pricing. The Borrower’s policy on transfers of assets among itself and its Subsidiaries is attached as Schedule 6.01(jj) (the “Transfer Pricing Policy”).

(kk) Inactive Subsidiaries. Transmission Technology Corporation, CTC Towers and Poles Corporation, EU Energy, Inc., and EU Energy North America, Inc. are all inactive corporations, and as such do not conduct any operations or business activity and have less than $100,000 in assets in the aggregate.

(ll) Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.02 Agent and Lender Representations and Warranties. Agent and each Lender hereby represent and warrant to Borrower as follows:

(a) Authorization. The execution, delivery and performance by Agent and each Lender of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, and (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, any applicable law.

(b) Enforcement. This Agreement is, and each other Loan Document and other Transaction Document to which Agent and each Lender is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

(c) Organization. Agent and each Lender (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and (iii) has the power and authority to make the investments contemplated by this Agreement.

(d) No General Solicitation. Neither Agent nor any Lender learned of the investment in the Warrants as a result of any “general advertising” or “general solicitation” as those terms are contemplated in Regulation D, as amended, under the Securities Act.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on the Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, Borrower and each of its Subsidiaries will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to the Agent and each Lender:

(i) as soon as available and in any event within 30 days after the end of each fiscal quarter of Borrower and its Subsidiaries commencing with the first fiscal quarter of Borrower and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (x) the financial statements for the immediately preceding Fiscal Year and (y) the projections delivered pursuant to clause (ix) of this Section 7.01(a), all in reasonable detail and certified by an Authorized Officer of Borrower as fairly presenting, in all material respects, the financial position of Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of Borrower and its Subsidiaries furnished to the Agent and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii) as soon as available, and in any event within 45 days after the end of each Fiscal Year of Borrower and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by Borrower and satisfactory to the Agent (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iii) as soon as available, and in any event within 20 days after the end of each fiscal month of Borrower and its Domestic Subsidiaries and 25 days after the end of each fiscal month of its Foreign Subsidiaries commencing with the first fiscal month of Borrower and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating balance sheets and consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of Borrower as fairly presenting, in all material respects, the financial position of Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of Borrower and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agent and the Lenders, subject to normal year-end adjustments;

(iv) as soon as available, and in any event: (i) within 15 days after the end of each fiscal month of Borrower and its Domestic Subsidiaries and within 20 days after the end of each fiscal month of its Foreign Subsidiaries commencing with the first fiscal month of Borrower and its Subsidiaries ending after the Effective Date, (A) a detailed trial balance of each Loan Party’s Accounts Receivable aged per invoice date, in form and substance reasonably satisfactory to Agent including, without limitation, the names and addresses of all Account Debtors of each Loan Party, and (B) a summary and detail of accounts payable (such Accounts Receivable and accounts payable divided into such time intervals as Agent may request), including a listing of any held checks; (ii) within 15 days after the end of each calendar month, the general ledger inventory account balance, a perpetual inventory report in form and substance reasonably satisfactory to Agent for each Loan Party (except DeWind, Inc.), and within 20 days for DeWind, Inc. by each category of Inventory, together with a description of the monthly change in each category of Inventory; and (iii) at Agent’s request, a report detailing all affiliate and shareholders balances arising from affiliate and shareholder transactions that occurred in the prior month’s period including, without limitation, all intercompany loans, loans to other Affiliates, employees and other Persons and sales and purchases to and from any Affiliate;

(v) simultaneously with the delivery of the financial statements of Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of Borrower in substantially the form of Exhibit J stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which Borrower and its Subsidiaries propose to take or have taken with respect thereto;

(vi) as soon as available and in any event within 30 days after the end of each fiscal quarter of Borrower and its Subsidiaries commencing with the first fiscal quarter of Borrower and its Subsidiaries ending after the Effective Date, reports in form and detail reasonably satisfactory to the Agent and certified by an Authorized Officer of the Borrower as being accurate and complete (A) listing all Accounts Receivable of Borrower and its Subsidiaries as of such day, which shall include the amount and age of each such Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, and such other information as the Agent may request, and (B) listing all accounts payable of Borrower and its Subsidiaries as of each such day which shall include the amount and age of each such account payable, and such other information as the Agent may request;

(vii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of Borrower or any of its Subsidiaries or any of their officers or directors other than routine inquiries by such Governmental Authority;

(viii) as soon as possible, and in any event within 2 Business Days after any Responsible Officer of any Loan Party has knowledge of the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of such Loan Party setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix) (A) as soon as possible and in any event within 2 Business Days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which Borrower or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 2 Business Days after receipt thereof by Borrower or any ERISA Affiliate thereof from the PBGC, copies of each notice received by Borrower or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 2 Business Days after the filing thereof with the Internal Revenue Service if requested by the Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 2 Business Days after Borrower or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 2 Business Days after receipt thereof by Borrower or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by Borrower or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 2 Business Days after Borrower or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by Borrower or such ERISA Affiliate thereof;

(x) promptly after the commencement thereof but in any event not later than 2 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, Borrower or any of its Subsidiaries, notice of each action, suit or proceeding by or against Borrower or any of its Subsidiaries or any of their officers or directors before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xi) as soon as possible and in any event within 2 Business Days after execution, receipt or delivery thereof, a copy of any notice that Borrower or any of its Subsidiaries executes or receives in connection with any Material Contract regarding the occurrence of any event or development with respect to such Material Contract that could reasonably be expected to have a Material Adverse Effect;

(xii) as soon as possible and in any event within 2 Business Days after execution, receipt or delivery thereof, copies of any material notices that Borrower or any of its Subsidiaries executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, Borrower or any of its Subsidiaries;

(xiii) promptly after the sending or filing thereof, copies of all statements, reports and other information Borrower or any of its Subsidiaries sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xiv) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to Borrower or any of its Subsidiaries by its auditors in connection with any annual or interim audit of the books thereof;

(xv) commencing on second Business Day of the first calendar week after the Effective Date, and on the second Business Day of each week thereafter, an update of the Cash Forecast in form and substance reasonably satisfactory to the Agent by no later than 5:00 p.m. New York time on such date;

(xvi) as soon as possible and in any event within 5 Business Days of a Loan Parties’ acquisition of any item of Inventory encumbered by a Lien permitted under clause (j) of the definition of Permitted Liens, a written statement of an Authorized Officer of such Loan Party setting forth a description of such Inventory, which description shall include the location of such Inventory, applicable serial or stock keeping unit numbers and such other information as shall be reasonably necessary to enable Agent to identify such Inventory; and

(xvii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of Borrower or any of its Subsidiaries as the Agent may from time to time may request.

(b) Additional Collateral Security. Cause:

(i) each Domestic Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Agent promptly and in any event within 3 days after the formation or acquisition thereof (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, Pledge Agreement or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Capital Stock of any Subsidiary of Borrower not in existence as of the Effective Date to execute and deliver promptly and in any event within 3 days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Agent.

(c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply in all material respects, with all applicable laws, rules, regulations, orders (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Subject to the limitations set forth in Section 4.01, permit, and cause each of its Subsidiaries to permit, the agents and representatives of the Agent at any time and from time to time during normal business hours and subject to the confidentiality requirements of Section 12.19, and, so long as no Default or Event of Default shall have occurred and be continuing, upon reasonable prior notice, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, Borrower, for itself and its Subsidiaries, hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Agent in accordance with this Section 7.01(f). Notwithstanding the foregoing, provided no Default or Event of Default shall have occurred and be continuing, Agent shall only exercise the inspection rights set forth in this Section 7.01(f) with reasonable frequency; provided this sentence shall not limit the frequency with which Agent may discuss the affairs, finances and accounts of any such Person with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder. The Loan Parties shall not commingle any Inventory encumbered by a Lien permitted under clause (j) of the definition of Permitted Liens with any other Inventory of the Loan Parties and shall segregate any Inventory so encumbered from other Inventory of the Loan Parties such that Agent may readily identify same.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, (i) products liability insurance in an amount not less than $12,000,000, (ii) D&O Insurance in an amount not less than $10,000,000, and (iii) insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agent. All policies covering the Collateral are to be made payable to the Agent for the benefit of the Agent and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Agent and such other Persons as the Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Agent of the exercise of any right of cancellation. If Borrower or any of its Subsidiaries fails to maintain such insurance, the Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the sole right, in the name of the Lenders, Borrower and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(j) Environmental. (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and provide to the Agent any documentation of such compliance which the Agent may reasonably request; (iii) provide the Agent written notice within 10 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required by applicable Environmental Laws to abate said Release; (iv) provide the Agent with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of Borrower or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could not reasonably be expected to have a Material Adverse Effect.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as are necessary, or as the Agent may reasonably request, from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject only to Permitted Liens) any of the Collateral or any other property of Borrower and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, Borrower, for itself and its Subsidiaries, (i) authorizes the Agent to execute any such agreements, instruments or other documents in such Person’s name upon the failure by such Person to execute the same promptly after the reasonable request of the Agent and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Person, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Person prior to the date hereof.

(l) Change in Collateral; Collateral Records. (i) Give the Agent not less than 30 days’ prior written notice of any change in the location of any Collateral, other than to locations set forth on Schedule 6.01(dd) and with respect to which the Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agent for the benefit of the Agent and the Lenders from time to time, solely for the Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral.

(m) Landlord Waivers; Collateral Access Agreements. (2) At any time any Collateral with a book value in excess of $25,000 (when aggregated with all other Collateral at the same location) is located on any real property of Borrower or any of its Subsidiaries (whether such real property is now existing or acquired after the Effective Date) which is not owned by Borrower or any of its Subsidiaries, obtain written subordinations or waivers, in form and substance reasonably satisfactory to the Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; and

(ii) At any time any Collateral with a book value in excess of $25,000 (when aggregated with all other Collateral at the same location) is stored on the premises of a bailee, warehouseman, or similar party, obtain written access agreements, in form and substance reasonably satisfactory to the Agent, providing for access to Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default.

(n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agent and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agent.

(o) Fiscal Year. Cause the Fiscal Year of Borrower and its Subsidiaries to end on September 30 of each calendar year unless the Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(p) Control Agreements, Etc. Take all reasonable steps in order for the Collateral Agent or the Administrative Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Uniform Commercial Code with respect to all of its securities accounts, deposit accounts, electronic chattel paper, investment property, and letter of credit rights, except as otherwise provided in Section 8.01(a).

Section 7.02 Negative Covenants. So long as any principal of or interest on the Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. (i) Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness, or (ii) redeem or otherwise make any cash payments of any kind in respect of the Borrower’s Senior Convertible 8% Notes due January 2010, other than, prior to the occurrence of an Event of Default, scheduled payments of interest on such notes.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) Borrower and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out Equipment in the ordinary course of business, and (C) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions (x) in the case of clauses (B) and (C) above, do not exceed $100,000 in the aggregate and (y) in all cases, are paid to the Agent for the benefit of the Agent and the Lenders pursuant to the terms of Section 2.05(c)(ii); and

(ii) DeWind Purchasing GmbH or any wholly-owned Subsidiary of DeWind Turbines, Limited may be merged into DeWind Turbines, Limited or another wholly-owned Subsidiary of DeWind Turbines, Limited, or may consolidate with another wholly-owned Subsidiary of DeWind, Inc., so long as (A) no other provision of this Agreement would be violated thereby, (B) Borrower gives the Agent at least 45 days’ prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation, and (E) the Capital Stock of which Subsidiary is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l) or its manner of operations as described in its annual report on Form 10-K for the fiscal year ended September 30, 2007 as filed with the SEC, or make any material change in how it finances or structures its operations.

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans and advances by it to its Domestic Subsidiaries and by such Domestic Subsidiaries to it, made in the ordinary course of business and unsecured guarantees of the obligations thereof in the ordinary course of business, (iii) loan and advances by it to its Foreign Subsidiaries and by such Foreign Subsidiaries to it, made in the ordinary course of business and not exceeding in the aggregate for Borrower and its Subsidiaries at any one time outstanding $2,000,000 plus current intercompany balances at the Effective Date, and (iv) Permitted Investments.

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by Borrower and its Subsidiaries in any Fiscal Year to exceed $3,000,000, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by Borrower and its Subsidiaries at any one time outstanding to exceed $50,000.

(g) Restricted Payments.  (i)  Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management or consulting fees or any other fees or expenses (including the reimbursement thereof by Borrower or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of Borrower or any of its Subsidiaries or other Affiliates holding more than 1.0% of the outstanding Capital Stock of such Person, or to any other Subsidiaries or Affiliates of Borrower except, as long as no Default or Event of Default shall have occurred, to the extent required under the agreements identified on Schedule 7.02(g); provided, however, any Subsidiary of the Borrower may pay dividends to the Borrower.

(h) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(i) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and (ii)  transactions permitted by Section 7.02(e) and 7.02(g).

(j) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by Borrower or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed Borrower or any of its Subsidiaries, (iii) to make loans or advances to Borrower or any of its Subsidiaries or (iv) to transfer any of its property or assets to Borrower or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of the foregoing clauses (i) through (iv) of this Section 7.02(j) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(j);

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(E) in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto.

(k) Limitation on Issuance of Capital Stock. Permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

(l) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness in a manner adverse to the Lenders, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except, in the case of any refund, refinance, replacement or exchange, to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii) make any payment of interest in respect of any other Indebtedness in cash that, at the option of the issuer, may be paid in cash or in-kind, provided, however, that the Borrower may make cash interest payments on its Senior Convertible 8% Notes due January 2010 as long as no Default or Event of Default shall have occurred;

(iv) amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except that a Loan Party may (A) change its name, jurisdiction of organization, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name upon at least 30 days prior written notice by the Borrower to the Agent of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens;

(v) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (v) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or

(vi) amend, modify or otherwise change its Transfer Pricing Policy.

(m) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(n) Compromise of Accounts Receivable. Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than, provided no Default or Event of Default has occurred and is continuing, in the ordinary course of its business and consistent with past practice.

(o) Properties. Permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Agent does not have a valid and perfected first priority Lien or has not received a written subordination or waiver in accordance with Section 7.01(m)(i).

(p) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(q) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(r) Certain Agreements. Agree to any amendment or other change to or waiver of any of its rights under any Material Contract that could reasonably be expected to have a Material Adverse Effect.

(s) Inactive Subsidiaries.

(i) No Loan Party or any of its Subsidiaries shall effect any transfer of assets to Transmission Technology Corporation, CTC Towers and Poles Corporation, EU Energy, Inc., or EU Energy North America, Inc.

(ii)  Transmission Technology Corporation, CTC Towers and Poles Corporation, EU Energy, Inc., and EU Energy North America, Inc. shall not commence any operations or business activity other than as necessary to wind up the affairs thereof in compliance with applicable law.

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01 Collection of Accounts Receivable; Management of Collateral.  iv)  On or prior to the Effective Date, the Loan Parties shall assist the Agent in (i) establishing, and, during the term of this Agreement, maintaining one or more lockboxes in the name of the Agent and identified on Schedule 8.01 hereto (collectively, the “Lockboxes”) with the financial institutions set forth on Schedule 8.01 hereto or such other financial institutions selected by the Loan Parties and acceptable to the Agent in its sole discretion (each being referred to as a “Lockbox Bank”), and (ii) establishing, and during the term of this Agreement, maintaining an account (a “Collection Account” and, collectively, the “Collection Accounts”) in the name of the Agent with each Lockbox Bank. The Loan Parties shall irrevocably instruct their Account Debtors, with respect to Accounts Receivable of the Loan Parties, to remit all payments to be made by checks or other drafts to the Lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment as directed by the Agent and shall instruct each Lockbox Bank to deposit all amounts received in its Lockbox to the Collection Account at such Lockbox Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day. Until the Agent has advised the Loan Parties to the contrary after the occurrence and during the continuance of an Event of Default, the Loan Parties may and will enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties for the Agent’s benefit and on the Agent’s behalf, but at the Loan Parties’ expense; such privilege shall terminate, at the election of the Agent, upon the occurrence and during the continuance of an Event of Default. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by the Loan Parties from any of their Account Debtors, as proceeds from Accounts Receivable of the Loan Parties, or as proceeds of any other Collateral, shall be held by the Loan Parties in trust for the Agent and the Lenders and upon receipt be deposited by the Loan Parties in original form and no later than the next Business Day after receipt thereof into a Collection Account. The Loan Parties shall not commingle such collections with the Loan Parties’ own funds or the funds of any of their Subsidiaries or Affiliates or with the proceeds of any assets not included in the Collateral. Prior to the occurrence of an Event of Default, all funds received in the Collection Accounts shall be processed by the respective Lockbox Banks in accordance with the instructions of officers or agents of the Borrower. After the occurrence and during the continuance of an Event of Default, the Agent may give notice to the respective Lockbox Banks that all funds received in the Collection Account shall be sent by wire transfer or Automated Clearing House, Inc. payment to the Agent’s Account for application at the end of each Business Day to reduce the then outstanding Obligations, conditional upon final payment to the Agent. No checks, drafts or other instruments received by the Agent shall constitute final payment to the Agent unless and until such checks, drafts or instruments have actually been collected.

(b) After the occurrence and during the continuance of an Event of Default, the Agent or its designee may send a notice of assignment and/or notice of the Lenders’ security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Agent or its designee shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto. The Loan Parties shall not, without prior written consent of the Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Event of Default, as permitted by Section 7.02(n).

(c) Each Loan Party hereby appoints the Agent or its designee on behalf of the Agent as the Loan Parties’ attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party’s name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as the Agent or such designee may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until the Loan and all other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(d) Nothing herein contained shall be construed to constitute the Agent as agent of any Loan Party for any purpose whatsoever, and the Agent shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent, by anything herein or in any assignment or otherwise, does not assume any of the obligations under any contract or agreement assigned to the Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(e) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, the Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties’ account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agent if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agent shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(f) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agent and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Accounts Receivable Documentation. The Loan Parties will at such intervals as the Agent may reasonably request, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agent and furnish such further schedules and/or information as the Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Loan Parties shall notify the Agent of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agent and are to be executed and delivered to the Agent from time to time solely for its convenience in maintaining records of the Collateral. The Loan Parties’ failure to give any of such items to the Agent shall not affect, terminate, modify or otherwise limit the Agent’s Lien on the Collateral. The Loan Parties shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Loan Parties’ industry and consistent with the Loan Parties’ past practices, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agent and providing the Agent with a copy of such re-billing, identifying the same as such. If the Loan Parties become aware of anything materially detrimental to the credit of any material customer of the Loan Parties’, the Loan Parties will promptly advise the Agent thereof.

Section 8.03 Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Agent’s Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) to the best knowledge of any Loan Party, each Account Receivable shall be a good and valid account representing a bona fide indebtedness incurred or an amount owed by the Account Debtor therein named; (c) none of the transactions underlying or giving rise to any Account Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (d) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Loan Party at or before the time such Account Receivable is created; (e) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; (f) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agent shall reasonably require; (g) such Loan Party shall immediately notify the Agent if any Account Receivable with an invoice amount in excess of $25,000 arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps required by the Agent in order that all monies due or to become due under any such contract shall be assigned to the Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (h) such Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectibility of any of the Collateral with a value in excess of $50,000; (i) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Agent for the benefit of the Agent and the Lenders as additional Collateral; (j) such Loan Party shall conduct a physical count of its Inventory at such intervals as the Agent reasonably may request and such Loan Party shall promptly supply the Agent with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first in first out basis) and market value) of such Inventory; and (k) such Loan Party is not and shall not be entitled to pledge the Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

Section 8.04 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Agent or its designee who shall have full authority to do all acts necessary to protect the Agent’s and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) the Borrower shall (i) fail to pay any principal of the Loan or any Agent Advance when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) fail to pay any interest on any Loan or any Agent Advance, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to the Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made that is adverse to Agent or Lender;

(c) Borrower or any of its Subsidiaries shall fail to perform or comply with any covenant or agreement contained in Section 5.02, Section 7.01(a), (c),(d),(f),(h),(i),(j),(n), Section 7.02 or ARTICLE VIII, or Borrower or any of its Subsidiaries shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party, any Pledge Agreement to which it is a party or (ii) Borrower or any of its Subsidiaries shall fail to perform or comply with any other covenant or agreement contained in Section 7.01,(b),(e),(g),(k),(l), or (m), and such failure, if capable of being remedied, shall remain unremedied for a period of 10 Business Days;

(d) Borrower or any of its Subsidiaries shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the date a Responsible Officer of any Loan Party becomes aware of such failure;

(e) Borrower or any of its Domestic Subsidiaries shall fail to pay any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $100,000, or any payment of principal, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) Borrower or any of its Domestic Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against Borrower or any of its Domestic Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by Borrower or any of its Subsidiaries or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or Borrower or any of its Subsidiaries shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) the Security Agreement, any Pledge Agreement, or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Agent for the benefit of the Agent and the Lenders on any Collateral purported to be covered thereby;

(j) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $250,000 in the aggregate shall be rendered against Borrower or any of its Domestic Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 15 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (j) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(k) any cessation of a substantial part of the business of Borrower or any of its Domestic Subsidiaries for a period which materially and adversely affects the ability of such Person to continue its business;

(l) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(m)  the indictment of Borrower or any of its Subsidiaries or any of their officers or directors under any criminal statute, or commencement of criminal or civil proceedings against Borrower or any of its Subsidiaries or any of their officers or directors, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any portion of the property of such Person in excess of $50,000 and, solely with respect to indictments or proceedings against an officer or director, pertains to a crime of moral turpitude;

(n) Borrower or any of its Subsidiaries or any of their ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, Borrower, any of its Subsidiaries, or any of their ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $100,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof Borrower or any of its Subsidiaries or any of their ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $100,000;

(o) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to Borrower by the Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $100,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(p) a Change of Control shall have occurred;

(q) purchases, sales or other transactions in respect of the Borrower’s common stock shall be suspended or otherwise limited by the action of any Governmental Authority or self-regulatory organization; or

(r) any of the independent members of the Borrower’s board of directors shall resign, withdraw, be removed from or otherwise not continue as a member of the Borrower’s board of directors and shall not have been replaced with a new independent member of the Borrowers board of directors who is satisfactory to the Agent in its sole and absolute discretion within 45 days of the date of such resignation, withdrawal, removal or discontinuance;

then, and in any such event, the Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loan and other Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of the Loan and other Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by the Agent or any Lender, all Commitments shall automatically terminate and the Loan and other Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by Borrower. Without limiting the foregoing, in the event any of the foregoing Events of Default shall occur and be continuing, all (i) PIK Amounts shall be immediately due and payable in cash; and (ii) all interest that would otherwise be payable as PIK Amounts pursuant to Section 2.04(c) shall be paid in cash.

ARTICLE X

AGENT

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Agent to perform the duties of the Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loan outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to the Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agent shall not have any liability to the Lenders for the Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loan, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loan and Agent Advances, for the Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by the Agent of the rights and remedies specifically authorized to be exercised by the Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as the Agent deems appropriate on its behalf to administer the Loan and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loan), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of the Loan; provided, however, that the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loan hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, the Agent shall provide to such Lender any documents or reports delivered to the Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If the Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc. The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Loan as the owner thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by Borrower in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that the Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify the Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from the Agent’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loan and the termination of this Agreement.

Section 10.06 Agent Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loan made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of the Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Required Lenders. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as the Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent. v)  The Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 Business Days’ prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent, and the Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After the Agent’s resignation hereunder as the Agent, the provisions of this ARTICLE X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said 30 Business Day period, the Agent shall then appoint a successor Agent who shall serve as the Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

Section 10.08 Collateral Matters.

(a) The Agent may from time to time make such disbursements and advances (“Agent Advances”) which the Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loan and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate of interest then applicable to the Loan. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Agent shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Agent, upon the Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent by such Lender, the Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent at the per annum rate of 17% (or, if then applicable, at the Post-Default Rate).

(b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of the Loan and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in the ordinary course of Borrower’s or any of its Subsidiaries’ business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which neither Borrower nor any of its Subsidiaries owned any interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under Section 10.08(b). Upon receipt by the Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Agent and the Lenders upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by Borrower or any of its Subsidiaries.

(d) The Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Lender hereby appoints the Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions. In addition, the Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Borrower by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI

SECURED GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE XI. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower. Each Guarantor’s obligations in respect of the Guaranteed Obligations shall be secured by Liens on the assets of such Guarantor in accordance with the Loan Documents.

Section 11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by the Agent or any Lender to any Collateral. The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, the Agent or any Lender;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agent or any Lender exhaust any right or take any action against any Loan Party, any other Person or any Collateral, (iii) any right to compel or direct the Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that the Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Agent and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the Loan) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising. If (i) any Guarantor shall make payment to the Agent and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to any Loan Party, at the following address:

Composite Technology Corporation
2026 McGaw Avenue
Irvine, CA 92614
Attention: Chief Financial Officer
Telephone: 949-428-8500
Telecopier: 949-428-8515

with a copy to:

Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, CA 90024
Attention: Ryan S. Hong, Esq.
Telephone: 310-208-1182
Telecopier: 310-208-1154

if to the Agent, to it at the following address:

ACF CTC, L.L.C.
570 Lexington Avenue, 40th Floor
New York, NY 10022
Attention: Gary Katz
Telephone: 212-319-2775 ext. 31
Telecopier: 212-319-1033

with copies to:

ACF CTC, L.L.C.
570 Lexington Avenue, 40th Floor
New York, NY 10022
Attention: Gurdev Dillon
Telephone: 212-319-2775
Telecopier: 212-319-1033

and to:

Bryan Cave LLP
211 N. Broadway, Suite 3600
St. Louis, MO 63102
Attention: Harold R. Burroughs
Telephone: 314-259-2706
Telecopier: 314-552-8706

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to the Agent pursuant to ARTICLE II shall not be effective until received by the Agent.

Section 12.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loan payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loan payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loan that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of “Required Lenders” or “Pro Rata Share”, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents) or subordinate any Lien granted in favor of the Agent for the benefit of the Lenders (except as otherwise provided in this Agreement and the other Loan Documents), or release the Borrower or any Guarantor or (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement, in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys’ Fees. The Borrower will pay on demand, all costs and expenses incurred by or on behalf of the Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for the Agent, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agent’s or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent’s or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by the Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents (other than broker fees in connection with the exercise of the Warrants), and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. All fees and expenses subject to reimbursement incurred prior to the Effective Date shall be no greater than $200,000 without Borrower’s written approval.

Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. The Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by the Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agent and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and the Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan parties may assign or transfer any of its rights hereunder without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Loan made by it); provided, however, that (i) such assignment is in an amount which is at least $1,000,000 or a multiple of $100,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or a multiple of $100,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, and such parties shall deliver to the Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or Related Fund of such Lender), and (iii) no written consent of the Agent shall be required in connection with any assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Agent (or such shorter period as shall be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything contained to the contrary in this Section 12.07(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agent; provided, that (x) the Borrower and the Agent may continue to deal solely and directly with such assigning Lender in connection with the interest so assigned until such Lender and its assignee shall have executed and delivered an Assignment and Acceptance to the Agent for recordation and (y) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agent or any other Person shall not affect the legality, validity or binding effect of such assignment.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Agent shall, on behalf of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loan (the “Registered Loans”) owing to each Lender from time to time. Other than in connection with an assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender, the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of any assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender shall maintain a register comparable to the Register.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Agent shall, if the Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (or in the case of any assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, a register comparable to the Register) (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register (or in the case of any assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, a register comparable to the Register), together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same) on the Register, the Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(h) Any foreign Person who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.08(d).

(i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loan, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loan or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties Agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loan as if it was a Lender.

(j) In the event (i) any Lender delivers to the Borrower any notice in accordance with Section 2.08(c) or 4.05(b), (ii) any Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, or (iii) any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 12.02, requires the consent of all of the Lenders or all of the Lenders directly affected thereby, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrowers may, at their own expense (such expense to include any transfer fee payable to the Agent under Section 12.07(b)), require such Lender to transfer and assign in whole or in part, without recourse (in accordance with and subject to the terms and conditions of Section 12.07), all or part of its interests, rights and obligations under this Agreement to any assignee which shall assume such assigned obligations, provided that (A) such assignee shall be acceptable to the Agent, (B) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority, (C) the Borrowers or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loan made by it hereunder and all other amounts owed to it hereunder (including, without limitation, any amounts owing pursuant to Section 2.08(c) or 4.05(b)) and (D) in the event such Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender was a Non-Consenting Lender and the Borrowers also require each other Lender that is a Non-Consenting Lender to assign its interests, rights and obligations under this Agreement.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agent and Lenders. Except as otherwise expressly set forth herein or in any other Loan Document to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which the Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon the Agent or any Lender for repayment or recovery of any amount or amounts received by the Agent or such Lender in payment or on account of any of the Obligations, the Agent or such Lender shall give prompt notice of such claim to each other Lender and the Borrower, and if the Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent or such Lender.

Section 12.15 Indemnification.

(a) General Indemnity. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless the Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of the Loan, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. No Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Borrower, any of its Subsidiaries, or any of their respective security holders or creditors, for or in connection with the financing transactions contemplated by this Agreement or other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages, including, without limitation, any loss of profits, business or anticipated savings) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s willful misconduct.

(b) Promptly after receipt by an Indemnitee hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 12.13 and shall only relieve it from any liability which it may have to such indemnified party under this Section 12.13, except and only if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in [and, to the extent it shall wish, to assume and undertake the defense thereof] with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 12.13 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and counsel reasonably acceptable to the indemnifying party shall have reasonably concluded that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. The indemnifying party shall not be liable for any settlement of any action or claim under this Section 12.13 without its written consent which shall not be unreasonably withheld or delayed.

(c) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Records. The unpaid principal of and interest on the Loan, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Closing Fee, and the Interest Yield Protection Amount, shall at all times be ascertained from the records of the Agent, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, the Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Interest. It is the intention of the parties hereto that the Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Agent or any Lender that is contracted for, taken, reserved, charged or received by the Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender to the Borrower). All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the rate or amount of interest on account of any Loan hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to the Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to the Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Agent or such Lender would be less than the amount of interest payable to the Agent or such Lender computed at the Highest Lawful Rate applicable to the Agent or such Lender, then the amount of interest payable to the Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Agent or such Lender until the total amount of interest payable to the Agent or such Lender shall equal the total amount of interest which would have been payable to the Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agent and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality. The Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Agent or any Lender, (iii) in connection with any litigation to which the Agent or any Lender is a party or (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19. The Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that the Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that the Agent and each Lender may be subject to review by regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information. Notwithstanding anything to the contrary, this Section 12.19 shall survive the disclosure of the confidential information described herein for a period of one year. Neither the Agent, any Lender nor any Affiliate of the Agent or any Lender which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to Agent or such Lender’s investments or trading or information concerning Agent or such Lender’s investments, including in respect of the Loan Parties' equity securities, or (z) is subject to Agent or such Lender’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) shall effect or agree to effect any transactions in the equity securities of any of the Loan Parties (including, without limitation, any short sales) upon receipt of material, non-public confidential information of any of the Loan Parties in violation of applicable securities laws.

Section 12.20 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

COMPOSITE TECHNOLOGY CORPORATION

By:
Name:
Title:

GUARANTORS:

CTC CABLE CORPORATION

By:
Name:
Title:

TRANSMISSION TECHNOLOGY CORPORATION

By:
Name:
Title:

CTC TOWERS & POLES CORPORATION

By:
Name:
Title:

DEWIND, INC.

By:
Name:
Title:

EU ENERGY INC.

By:
Name:
Title:

EU ENERGY NORTH AMERICA, INC

By:
Name:
Title:

AGENT AND LENDER:

ACF CTC, L.L.C.
as Agent

By:
Eric Edidin
Authorized Representative

FINANCING AGREEMENT

Dated as of May 5, 2008

by and among

EACH SUBSIDIARY OF BORROWER LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

COMPOSITE TECHNOLOGY CORPORATION,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

ACF CTC, L.L.C.,
as Agent

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Cable Critical Vendors
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Operating Lease Obligations
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(bb)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(cc)	Tradenames
Schedule 6.01(dd)	Collateral Locations
Schedule 6.01(jj)	Transfer Pricing Policy
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(g)	Restricted Payments
Schedule 7.02(j)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Lockbox Banks and Lockbox Accounts

Exhibit A	Form of Security Agreement
Exhibit B	Form of Pledge Agreement
Exhibit C	Form of Joinder Agreement
Exhibit D	Intentionally Omitted
Exhibit E	Form of Opinion of Counsel
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Contribution Agreement
Exhibit H	Form of Note
Exhibit I	Initial Cash Forecast
Exhibit J	Form of Compliance Certificate

Schedule 1.01(A)

Lenders and Lenders’ Commitments

Lender	Commitment
ACF CTC, L.L.C.	$5,000,000
Total Commitment	$5,000,000